CFO Commentary on First Quarter Fiscal 2021 Results
Q1 Fiscal 2021 Summary

GAAP
($ in millions, except earnings per share)	Q1 FY21	Q4 FY20	Q1 FY20	Q/Q	Y/Y
Revenue	$3,080	$3,105	$2,220	Down 1%	Up 39%
Gross margin	65.1%	64.9%	58.4%	Up 20 bps	Up 670 bps
Operating expenses	$1,028	$1,025	$938	--	Up 10%
Operating income	$976	$990	$358	Down 1%	Up 173%
Net income	$917	$950	$394	Down 3%	Up 133%
Diluted earnings per share	$1.47	$1.53	$0.64	Down 4%	Up 130%

Non-GAAP
($ in millions, except earnings per share)	Q1 FY21	Q4 FY20	Q1 FY20	Q/Q	Y/Y
Revenue	$3,080	$3,105	$2,220	Down 1%	Up 39%
Gross margin	65.8%	65.4%	59.0%	Up 40 bps	Up 680 bps
Operating expenses	$821	$810	$753	Up 1%	Up 9%
Operating income	$1,205	$1,220	$557	Down 1%	Up 116%
Net income	$1,120	$1,172	$543	Down 4%	Up 106%
Diluted earnings per share	$1.80	$1.89	$0.88	Down 5%	Up 105%
New Reportable Segments
Through fiscal 2020, our reportable segments were GPU and Tegra Processor. Starting with the first quarter of fiscal 2021, our reportable segments have changed to “Graphics” and “Compute & Networking.”
Our Graphics segment includes GeForce GPUs for gaming and PCs, the GeForce NOW game streaming service and related infrastructure, and solutions for gaming platforms; Quadro GPUs for enterprise design; GRID software for cloud-based visual and virtual computing; and automotive platforms for infotainment systems.
Our Compute & Networking segment includes Data Center platforms and systems for AI, HPC, and accelerated computing; DRIVE for autonomous vehicles; and Jetson for robotics and other embedded platforms. Starting with the second quarter of fiscal 2021, we will also include Mellanox revenue in this segment.
All prior period comparisons presented reflect our new reportable segments. Our market platforms – Gaming, Professional Visualization, Data Center, Automotive, OEM and Other – remain unchanged. We will incorporate Mellanox in our Data Center market platform.

Revenue by Reportable Segments
($ in millions)	Q1 FY21	Q4 FY20	Q1 FY20	Q/Q	Y/Y
Graphics	$1,906	$2,084	$1,526	Down 9%	Up 25%
Compute & Networking	1,174	1,021	694	Up 15%	Up 69%
Total	$3,080	$3,105	$2,220	Down 1%	Up 39%

Revenue by Market Platform
($ in millions)	Q1 FY21	Q4 FY20	Q1 FY20	Q/Q	Y/Y
Gaming	$1,339	$1,491	$1,055	Down 10%	Up 27%
Professional Visualization	307	331	266	Down 7%	Up 15%
Data Center	1,141	968	634	Up 18%	Up 80%
Automotive	155	163	166	Down 5%	Down 7%
OEM and Other	138	152	99	Down 9%	Up 39%
Total	$3,080	$3,105	$2,220	Down 1%	Up 39%
Revenue
Revenue for the first quarter was $3.08 billion, up 39 percent from a year earlier and down 1 percent sequentially.
COVID-19 created challenges in supply and demand. Early in the quarter, our partners’ supply chains were disrupted. Shelter-in-place resulted in closure of retail outlets and China iCafes, affecting sales of our gaming products. However, work from home, learn at home, and gaming drove a surge in e-tail demand. Automobile infotainment system demand and autonomous development infrastructure builds declined, and the impact is expected to continue for the next several quarters.
Graphics segment revenue for the first quarter was $1.91 billion, up 25 percent from a year earlier and down 9 percent sequentially.
Compute & Networking segment revenue for the first quarter was $1.17 billion, up 69 percent from a year ago and up 15 percent sequentially.
From a market-platform perspective, Gaming revenue for the first quarter was $1.34 billion, up 27 percent from a year ago and down 10 percent sequentially. The year-on-year increase reflects higher sales across our major gaming products. The sequential decrease reflects seasonally lower sales of GeForce desktop GPUs for gaming, partially offset by higher sales of SoCs for gaming platforms and GeForce laptop GPUs.
Professional Visualization revenue for the first quarter was $307 million, up 15 percent from a year earlier and down 7 percent sequentially. The year-on-year growth reflects strength in laptop and desktop workstations. The sequential decrease was driven by lower sales of desktop workstations, partially offset by strength in laptop workstations.
Data Center record revenue for the first quarter was $1.14 billion, up 80 percent from a year ago and up 18 percent sequentially, driven by higher vertical industries and hyperscale demand.
Automotive revenue was $155 million, down 7 percent a year earlier and down 5 percent sequentially, primarily reflecting lower legacy infotainment revenue.
OEM and Other revenue for the first quarter was $138 million, up 39 percent from a year ago and down 9 percent sequentially. The year-on-year increase was primarily due to higher demand for entry-level laptop

GPUs from PC OEMs. The sequential decrease reflects seasonally lower sales of entry-level GPUs for PC OEMs.
Gross Margin
GAAP gross margin for the first quarter was 65.1 percent, up 670 basis points from a year earlier and up 20 basis points sequentially. The year-on-year increase was primarily driven by GeForce GPU product mix and higher data center sales. The sequential increase was driven by Data Center, partially offset by product mix in GeForce GPUs.
Non-GAAP gross margin for the first quarter was 65.8 percent, up 680 basis points from a year earlier and up 40 basis points sequentially.
Expenses
GAAP operating expenses for the first quarter were $1.03 billion, including $207 million in stock-based compensation and other charges, up 10 percent from a year earlier and flat sequentially. The year-on-year growth primarily reflects employee additions and increases in employee compensation and other related costs, including stock-based compensation and infrastructure costs.
Non-GAAP operating expenses for the first quarter were $821 million, up 9 percent from a year earlier and up 1 percent sequentially.
Operating Income
GAAP operating income for the first quarter was $976 million, up 173 percent from a year earlier and down 1 percent sequentially. Non-GAAP operating income for the first quarter was $1.20 billion, up 116 percent from a year earlier and down 1 percent sequentially.
Other Income & Expense and Income Tax
GAAP other income and expense, or OI&E, was $5 million, down 84 percent from a year earlier and down 81 percent sequentially. The year-on-year and sequential decreases reflect lower interest income due to lower rates and increased interest expense due to our $5 billion note issuance in March 2020. Non-GAAP OI&E for the first quarter was $9 million.
GAAP effective tax rate for the first quarter was 6.6 percent, inclusive of excess tax benefits related to stock-based compensation. Non-GAAP effective tax rate for the first quarter was 7.7 percent.
Net Income and EPS
GAAP net income for the first quarter was $917 million. GAAP earnings per diluted share for the first quarter were $1.47, up 130 percent from a year earlier and down 4 percent sequentially.
Non-GAAP net income for the first quarter was $1.12 billion. Non-GAAP earnings per diluted share for the first quarter were $1.80, up 105 percent from a year earlier and down 5 percent sequentially.
Capital Return
In the first quarter, we paid dividends of $98 million. Due to the current market uncertainties, we are evaluating the timing of resuming share repurchases and will remain nimble based on market conditions. We are currently authorized to repurchase up to $7.24 billion through December 2022. We remain committed to paying quarterly dividends.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the first quarter were $16.35 billion, up from $7.80 billion a year earlier and $10.90 billion in the prior quarter, reflecting the issuance of the $5 billion of notes and strong operating cash flow.

Accounts receivable at the end of the quarter was $1.91 billion compared with $1.24 billion a year earlier and $1.66 billion in the prior quarter. DSO at quarter-end was 56 days, up from 51 days a year earlier and up from 49 days in the prior quarter primarily due to linearity of sales reflecting supply chain disruptions caused by COVID-19.
Inventory at the end of the quarter was $1.13 billion, down from $1.43 billion a year earlier and up from $979 million in the prior quarter. Outstanding inventory purchase obligations at the end of the quarter were $1.76 billion, up from $782 million a year earlier and up from $1.16 billion in the prior quarter. DSI at quarter-end was 95 days, down from 140 days a year earlier and up from 82 days in the prior quarter.
Cash flow from operating activities was $909 million in the first quarter, up from $720 million a year earlier and down from $1.46 billion in the prior quarter. The year-on-year increase reflects growth in operating income partially offset by changes in working capital. The sequential decrease reflects changes in working capital primarily driven by an increase in inventory, changes in operating liabilities, and an increase in accounts receivable.
Free cash flow was $754 million in the first quarter, compared with $1.32 billion in the previous quarter and $592 million a year earlier.
Depreciation and amortization expense was $107 million and capital expenditures were $155 million for the first quarter.
Second Quarter of Fiscal 2021 Outlook
Our outlook for the second quarter of fiscal 2021 includes a full-quarter impact from the Mellanox acquisition. The combined second quarter outlook is as follows:
•Revenue is expected to be $3.65 billion, plus or minus 2 percent. Mellanox is expected to contribute a low-teens percentage of combined second quarter revenue.
•GAAP and non-GAAP gross margins are expected to be 58.6 percent and 66.0 percent, respectively, plus or minus 50 basis points. The sequential decline in GAAP gross margin primarily reflects an increase in acquisition-related costs, most of which are non-recurring in nature.
•GAAP and non-GAAP operating expenses are expected to be approximately $1.52 billion and $1.04 billion, respectively. The sequential change in GAAP operating expenses reflects an increase in stock-based compensation and acquisition-related costs. GAAP and non-GAAP operating expenses for the full year, which will include Mellanox, are expected to be approximately $5.7 billion and $4.1 billion, respectively.
•GAAP and non-GAAP other income and expense are expected to be an expense of approximately $50 million and $45 million, respectively.
•GAAP and non-GAAP tax rates are both expected to be 9 percent, plus or minus 1 percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.
•Capital expenditures are expected to be approximately $225 million to $250 million.
___________________________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income net, non-GAAP other expense net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, legal settlement costs, losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our new reportable segments and including Mellanox networking revenue in our Compute & Networking segment; our plan to incorporate Mellanox in our Data Center market platform; evaluating the timing of our share repurchase program; the impact of COVID-19; our financial outlook for the second quarter of fiscal 2021, including the impact of the Mellanox acquisition; our expected tax rates for the second quarter of fiscal 2021; our expectation to generate variability from excess tax benefits or deficiencies; our expected capital expenditures for the second quarter of fiscal 2021; our operating expenses for the full year; and the expected Mellanox contribution to our revenue are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2020 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce Quadro, Tegra, GeForce NOW, Mellanox, NVIDIA DRIVE, NVIDIA Jetson, and NVIDIA GRID are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 26,	January 26,	April 28,
	2020	2020	2019

GAAP gross profit	$2,004	$2,015	$1,296
GAAP gross margin	65.1%	64.9%	58.4%
Stock-based compensation expense (A)	21	12	4
Acquisition-related and other costs	1	—	—
Legal settlement costs	—	3	10
Non-GAAP gross profit	$2,026	$2,030	$1,310
Non-GAAP gross margin	65.8%	65.4%	59.0%

GAAP operating expenses	$1,028	$1,025	$938
Stock-based compensation expense (A)	(203)	(208)	(174)
Acquisition-related and other costs	(4)	(7)	(10)
Legal settlement costs	—	—	(1)
Non-GAAP operating expenses	$821	$810	$753

GAAP income from operations	$976	$990	$358
Total impact of non-GAAP adjustments to income from operations	229	230	199
Non-GAAP income from operations	$1,205	$1,220	$557

GAAP other income, net	$5	$26	$31
Losses from non-affiliated investments	3	—	—
Interest expense related to amortization of debt discount	1	—	—
Non-GAAP other income, net	$9	$26	$31

GAAP net income	$917	$950	$394
Total pre-tax impact of non-GAAP adjustments	232	230	199
Income tax impact of non-GAAP adjustments (B)	(29)	(8)	(50)
Non-GAAP net income	$1,120	$1,172	$543

	Three Months Ended
	April 26,	January 26,	April 28,
	2020	2020	2019
Diluted net income per share
GAAP	$1.47	$1.53	$0.64
Non-GAAP	$1.80	$1.89	$0.88

Weighted average shares used in diluted net income per share computation	622	621	616

GAAP net cash provided by operating activities	$909	$1,465	$720
Purchase of property and equipment and intangible assets	(155)	(144)	(128)
Free cash flow	$754	$1,321	$592

(A) Stock-based compensation consists of the following:
	Three Months Ended
	April 26,	January 26,	April 28,
	2020	2020	2019
Cost of revenue	$21	$12	$4
Research and development	$134	$140	$114
Sales, general and administrative	$69	$68	$60

(B) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2021 Outlook
($ in millions)
GAAP gross margin	58.6%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	7.4%
Non-GAAP gross margin	66.0%

GAAP operating expenses	$1,515
Stock-based compensation expense, acquisition-related costs, and other costs	(475)
Non-GAAP operating expenses	$1,040

GAAP other expense, net	$50
Interest expense from amortization of debt discount and other costs	(5)
Non-GAAP other expense, net	$45

FY2021 Outlook
($ in millions)
GAAP operating expenses	$5,700
Stock-based compensation expense, acquisition-related costs, and other costs	(1,600)
Non-GAAP operating expenses	$4,100